Exhibit 23.2

Independent Auditors' Consent

The Board of Directors

Harold's Stores, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-68604, 33-63773, 333-41336 and 333-54174) on Form S-8 of Harold's Stores, Inc. of our reports dated March 15, 1999, relating to the consolidated statements of operations, stockholders' equity and cash flows, and the related financial statement schedule of Harold's Stores, Inc. and subsidiaries for the 52 week period ended January 30, 1999, which reports appear in the February 3, 2001 Annual Report on Form 10-K of Harold's Stores, Inc.

KPMG LLP

Oklahoma City, Oklahoma

April 26, 2001